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                                                                     EXHIBIT 5.1

                    [Letterhead of Griggs & Harrison, P.C.]



March 28, 1997



GulfMark Offshore, Inc.
5 Post Oak Park, Suite 1170
Houston, Texas  77027-3414

Ladies and Gentlemen:

       We have acted as counsel for GulfMark Offshore, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") of 6,679,904 shares (the "Shares") of the Company's common stock, $.01 par value, pursuant to a Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on March 28, 1997. The Shares are to be issued in connection with a distribution by GulfMark International, Inc., a Delaware corporation ("GulfMark"), of all of the issued and outstanding stock of its subsidiary GulfMark Offshore, Inc. pursuant to an Agreement and Plan of Distribution dated December 5, 1996, by and among the Company, GulfMark and Energy Ventures, Inc.

       In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Distribution Agreement, the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, the corporate proceedings with respect to the Distribution and the proposed issuance of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

       We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

       Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares proposed to be issued by the Company in connection with the Distribution have been duly authorized for issuance and, when issued in accordance with the terms of the Distribution Agreement, will be validly issued, fully paid and nonassessable.

       The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

       This opinion is rendered solely for the benefit of the Company and is not to be used, or referred to without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus contained in the Registration Statement.

                                                    Very truly yours,

                                                    /s/ GRIGGS & HARRISON, P.C.

                                                    Griggs & Harrison, P.C.